UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Information Required in Proxy Statement

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Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Charter Financial Corporation
(Name of Registrant as Specified In Its Charter)

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January 22, 2014

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Charter Financial Corporation. The meeting will be held at the CharterBank Corporate Center located at 1233 O.G. Skinner Drive, West Point, Georgia on Wednesday, February 19, 2014 at 10:00 a.m., Eastern time.

The notice of annual meeting and proxy statement appearing on the following pages describe the formal business to be transacted at the meeting. Officers of Charter Financial Corporation, as well as a representative of Dixon Hughes Goodman LLP, the Company’s independent registered public accounting firm, will be present to respond to appropriate questions of shareholders.

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own. To make sure your shares are represented, we urge you to complete and mail the enclosed proxy card promptly. If you attend the meeting, you may vote in person even if you have previously mailed a proxy card.

We look forward to seeing you at the meeting.

Sincerely,

Robert L. Johnson Chairman and Chief Executive Officer

Corporate Center • 1233 O.G. Skinner Drive, West Point, Georgia 31833 • (706) 645-1391 • (800) 763-4444

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1233 O.G. Skinner Drive

West Point, Georgia 31833

(706) 645-1391

______________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

______________________

TIME AND DATE	10:00 a.m., Eastern time, on Wednesday, February 19, 2014

PLACE	The CharterBank Corporate Center, 1233 O.G. Skinner Drive, West Point, Georgia

ITEMS OF BUSINESS

(1)  To elect three directors to serve for a term of three years.

(2)  To ratify the selection of Dixon Hughes Goodman LLP as our independent registered public accounting firm for fiscal year 2014.

(3)  To hold an advisory, non-binding vote on the executive compensation described in the proxy statement.

(4)  To hold an advisory, non-binding vote on how frequently advisory votes on our executive compensation should be held: once every year, once every two years, or once every three years.

(5)  To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

RECORD DATE	To vote, you must have been a shareholder at the close of business on December 31, 2013.

It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card or voting instruction card sent to you. Voting instructions are printed on your proxy or voting instruction card and included in the accompanying proxy statement. You can revoke a proxy at any time before its exercise at the meeting by following the instructions in the proxy statement.

William C. Gladden

Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be Held on February 19, 2014: This Proxy Statement, our 2013 Annual Report, and our proxy card can be found at www.chfnir.com.

Table of Contents

Voting and Proxy Procedure	1
Who Can Vote at the Meeting	1
Attending the Meeting	1
Quorum and Vote Required for Proposals	2
Voting by Proxy	3
Corporate Governance	4
General	4
Code of Ethics and Business Conduct	4
Meetings of the Board of Directors	4
Board Leadership Structure	5
Board’s Role in Risk Oversight	5
Committees of the Board of Directors	5
Director Attendance at the Annual Meeting	7
Stock Ownership	7
Proposal 1 — Election of Directors	9
The nominees standing for election	10
Directors have terms ending in 2015	11
Directors have terms ending in 2016	11
Executive Officers Who are Not Directors	12
Proposal 2 — Ratification of Independent Registered Public Accounting Firm	12
Audit Fees	13
Pre-Approval of Services by the Independent Registered Public Accounting Firm	13
Audit Committee Report	13
Proposal 3 — Advisory Vote On Executive Compensation	15
Proposal 4 — Frequency of Advisory Votes On Executive Compensation	16
Executive Compensation	17
Summary Compensation Table	17
Employment Agreements	18
Change in Control Agreements	19
Incentive Compensation Plan	19
Stock-Based Benefit Plans	20
Salary Continuation Plan	23
Benefit Restoration Plan	24
Supplemental Executive Retirement Plan	24
Split Dollar Life Insurance Plan	25
Employee Stock Ownership Plan	26
401(k) Plan	26
Director Compensation	27
Section 16(a) Beneficial Ownership Reporting Compliance	28
Transactions with Certain Related Persons	28
Nominating & Corporate Governance Committee Procedures	29
Submission of Business Proposals and Shareholder Nominations	32
Shareholder Communications	33
Miscellaneous	34
Shareholder Information	Back Cover

Charter Financial Corporation

Proxy Statement

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Charter Financial Corporation (the “Company”) to be used at the annual meeting of shareholders of the Company. The Company is the holding company for CharterBank (the “Bank”). The annual meeting will be held at the CharterBank Corporate Center, 1233 O.G. Skinner Drive, West Point, Georgia on Wednesday, February 19, 2014 at 10:00 a.m., Eastern time. This proxy statement and the enclosed proxy card are being mailed to shareholders of record on or about January 22, 2014.

Voting and Proxy Procedure

Who Can Vote at the Meeting

You are entitled to vote your Company common stock if you held shares of Company common stock at the close of business on December 31, 2013, including through the Bank’s 401(k) Plan, or if you are a participant in the Company’s employee stock ownership plan (“ESOP”) who had shares allocated to your account on December 31, 2013. If your shares are held through a broker, bank or similar holder of record, you are considered the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote by filling out a voting instruction form that accompanies these proxy materials. Your broker, bank or other holder of record may allow you to provide voting instructions by telephone or by the Internet. Please see the voting instruction form provided by your broker, bank or other holder of record that accompanies this proxy statement.

Current and former employees who participate in the ESOP will receive a vote authorization form for the ESOP that reflects all shares such persons may direct the trustees to vote on their behalf under the plan. Under the terms of the ESOP, the ESOP trustee votes all shares held by the ESOP, but each ESOP participant may direct the trustee how to vote the shares of common stock allocated to his or her account. The ESOP trustee will vote all unallocated shares of the common stock held by the ESOP and allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions, subject to the ESOP trustee’s fiduciary duties.

As of the close of business on December 31, 2013, there were 22,997,806 shares of Company common stock outstanding. Each share of common stock has one vote.

Attending the Meeting

If you were a shareholder as of the close of business on December 31, 2013, you may attend the meeting. However, if your shares of Company common stock are held in street name, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Company common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other holder of record who holds your shares.

Quorum and Vote Required for Proposals

Quorum. A majority of the outstanding shares of common stock entitled to vote is required to be represented at the meeting, in person or by proxy, to constitute a quorum for the transaction of business.

Votes Required for Proposals. At this year’s annual meeting, shareholders will elect three directors to serve for a term of three years. In voting on the election of directors, you may vote in favor of the nominees, withhold votes as to all nominees, or withhold votes as to each nominee. There is no cumulative voting for the election of directors. Directors must be elected by a plurality of the votes cast at the annual meeting. This means that the nominees receiving the greatest number of votes will be elected.

In voting on the ratification of the appointment of Dixon Hughes Goodman LLP as the Company’s independent registered public accounting firm, you may vote in favor of the proposal, vote against the proposal or abstain from voting. To ratify the selection of Dixon Hughes Goodman LLP as our independent registered public accounting firm for fiscal 2014, the affirmative vote of a majority of the shares represented at the annual meeting and entitled to vote on the proposal is required.

In voting on the advisory, non-binding proposal to approve the executive compensation described in this proxy statement, you may vote in favor of the advisory proposal, vote against the advisory proposal or abstain from voting. A majority of the shares represented at the annual meeting and entitled to vote on this advisory proposal must be voted in favor of the proposal for it to pass. While this vote is required by law, it will neither be binding on the Board of Directors, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on the Board of Directors.

In voting on the advisory, non-binding vote on how frequently a shareholder vote on executive compensation matters should be held, you may vote in favor of holding such a vote once every year, once every two years or once every three years, or you may abstain from voting. Generally, approval of any proposal presented to the Company’s shareholders requires the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the proposal. However, because this vote is advisory and non-binding, if none of the vote frequency options receives the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the proposal, the vote frequency option receiving the greatest number of votes will be considered the frequency option recommended by the Company’s shareholders. Even though this vote will not be binding on the Board of Directors, and it will not create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, the Board of Directors, the Board of Directors will take into account the outcome of this vote in making a determination on the frequency that advisory votes on our executive compensation will be included in our proxy statements.

Broker Non-Votes. A broker or other holder of record is permitted to vote shares in the record holder’s discretion regarding routine matters (e.g., the ratification of the independent auditors) if the beneficial owner does not provide voting instructions. If you do not provide your broker or other record holder with voting instructions on non-routine matters (e.g. the election of directors), your broker will not be able to vote your shares on such matters. Accordingly, a “broker non-vote” occurs when a broker or other record holder submits a proxy for the meeting with respect to routine matters, but does not vote on non-routine matters because the beneficial owner did not provide voting instructions on these matters.

How Votes Are Counted. If you return valid proxy instructions or attend the meeting in person, we will count your shares for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum.

In counting votes for the election of directors, votes that are withheld and broker non-votes will have no effect on the outcome of the election.

In counting votes on the proposal to ratify the selection of the independent registered public accountants, abstentions will have no effect on the outcome of this vote.

In counting votes on the advisory, non-binding proposal to approve executive compensation, abstentions and broker non-votes will have no effect on the outcome of the vote.

In counting votes on the advisory, non-binding vote on how frequently shareholders vote on our executive compensation should be held, abstentions and broker non-votes will have no effect on the outcome of the vote.

Voting by Proxy

The Company’s Board of Directors is sending you this proxy statement to request that you allow your shares of Company common stock to be represented at the annual meeting by the persons named in the enclosed proxy card. All shares of Company common stock represented at the meeting by properly executed and dated proxies will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors.

The Board of Directors recommends that you vote:

●	for each of the nominees for director;

●	for ratification of the appointment of Dixon Hughes Goodman LLP as the Company’s independent registered public accounting firm;

●	for approval of the advisory, non-binding proposal to approve the executive compensation described in this proxy statement; and

●	for holding advisory, non-binding votes on our executive compensation every year.

If any matters not described in this proxy statement are properly presented at the annual meeting, the persons named in the proxy card will use their judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the meeting to solicit additional proxies. If the annual meeting is postponed or adjourned for less than 120 days, your Company common stock may be voted by the persons named in the proxy card on the new meeting date, provided you have not revoked your proxy. The Company does not currently know of any other matters to be presented at the meeting.

You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must advise the Corporate Secretary of the Company in writing before your common stock has been voted at the annual meeting, deliver a later dated proxy or attend the meeting and vote your shares in person by ballot. Attendance at the annual meeting will not in itself constitute revocation of your proxy.

Corporate Governance

General

The Company periodically reviews its corporate governance policies and procedures to ensure that the Company reports results with accuracy and transparency and maintains full compliance with the laws, rules and regulations that govern the Company’s operations. As part of this periodic corporate governance review, the Board of Directors reviews and adopts best corporate governance policies and practices for the Company.

Code of Ethics and Business Conduct

The Company has adopted a Code of Ethics and Business Conduct that is designed to promote the highest standards of ethical conduct by the Company’s directors, executive officers and employees. The Code of Ethics and Business Conduct requires that the Company’s directors, executive officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest. Under the terms of the Code of Ethics and Business Conduct, directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics and Business Conduct. A copy of the Code of Ethics and Business Conduct can be found in the “Corporate Investor Relations—Governance Documents” section of our website, www.charterbank.net.

As a mechanism to encourage compliance with the Code of Ethics and Business Conduct, the Company has established procedures to receive, retain and treat complaints regarding accounting, internal accounting controls and auditing matters. These procedures ensure that individuals may submit concerns regarding questionable accounting or auditing matters in a confidential and anonymous manner. The Code of Ethics and Business Conduct also prohibits the Company from retaliating against any director, executive officer or employee who reports actual or apparent violations of the Code of Ethics and Business Conduct.

In addition, we have adopted a Code of Ethics for Senior Officers that is applicable to our senior financial officers, including our principal executive officer, principal financial officer, principal accounting officer and all officers performing similar functions. A copy of the Code of Ethics for Senior Officers can be found in the “Corporate Investor Relations—Governance Documents” section of our website, www.charterbank.net.

Meetings of the Board of Directors

The Company conducts business through meetings of its Board of Directors and through activities of its committees. During fiscal 2013, the Board of Directors held 20 meetings. All directors attended at least 75% of the total meetings of the Board of Directors and the Board committees on which such directors served.

Board Leadership Structure

The Board of Directors combines the position of Chairman of the Board with the position of Chief Executive Officer. The Board of Directors believes this structure provides an efficient and effective leadership model for the Company. Combining the Chairman of the Board and Chief Executive Officer positions fosters clear accountability, effective decision-making, and alignment on corporate strategy. The Board of Directors believes its administration of its risk oversight function is not adversely affected by the Board’s leadership structure. To assure effective independent oversight, the Board has adopted a number of governance practices to enhance its independence, including holding executive sessions of the independent directors after Board meetings, as needed. In addition, the Personnel & Compensation Committee, comprised solely of independent directors, conducts performance evaluations of the Chairman of the Board and Chief Executive Officer. The Board, in conjunction with the Nominating & Corporate Governance Committee, which is comprised solely of independent directors, regularly reviews the Board’s leadership structure. As part of this review, the Board has considered appointing a lead independent director to lead executive sessions of the Board, and may create such a position in the future if the Board determines that it would further strengthen the Company’s corporate governance structure.

Board’s Role in Risk Oversight

The Board’s role in the Company’s risk oversight process includes receiving regular reports from the Company’s Senior Vice President of Strategic Planning and Risk Management and other members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, strategic and reputational risks. The Board of Directors (or the appropriate Board committee in the case of risks that are reviewed and discussed at committee meetings) receives these reports from the Chief Risk Officer or other appropriate “risk owner” within the organization, which enables the Board or the appropriate Board committee to identify, mitigate and monitor the material business risks of the Company. When a committee is charged with management of a particular risk, the Chairman of the committee reports risk-related matters addressed by the committee at the next meeting of the full Board of Directors. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Committees of the Board of Directors

The following table identifies the members of our standing Audit, Nominating & Corporate Governance and Personnel & Compensation Committees as of December 31, 2013. Each committee operates under a written charter available in the “Corporate Investor Relations—Governance Documents” section of the Company’s website, www.charterbank.net.

Director	Audit Committee	Personnel & Compensation Committee	Nominating & Corporate Governance Committee
David Z. Cauble, III	X*	X
Jane W. Darden	X	X	X
Thomas M. Lane	X	X*	X
Edward D. Smith	X	X	X*
David L. Strobel
Number of Meetings in fiscal 2013	6	3	1

* Denotes Chairperson.

Audit Committee. The committee oversees and monitors the Company’s financial reporting process and internal control system, reviews and evaluates the audits performed by the outside independent registered public accounting firm, and reports any substantive issues found during the audits to the Board of Directors. The committee is directly responsible for the appointment, compensation and oversight of the work of the independent registered public accounting firm. The committee will also review and approve transactions (other than loans, which are approved by the full Board of Directors) with related parties. All members of the Audit Committee are independent in accordance with applicable rules of NASDAQ and the Securities and Exchange Commission. The Board of Directors has designated Thomas M. Lane as an audit committee financial expert under the rules of the Securities and Exchange Commission. The report of the Audit Committee required by the rules of the Securities and Exchange Commission is included in this proxy statement under the heading “Audit Committee Report.”

Personnel & Compensation Committee. Our Personnel & Compensation Committee (the “Compensation Committee”) is responsible for administering our executive officer compensation program. The Compensation Committee reviews, evaluates and recommends salary levels and amounts of incentive compensation for executive officers, oversees our 2001 Stock Option Plan, our 2001 Recognition and Retention Plan, and our 2013 Equity Incentive Plan including approval of grants to executive officers and non-employee directors, and periodically reviews and approves all compensation decisions and programs relating to our executive officers. The Compensation Committee evaluates and modifies from time to time the compensation philosophy and objectives of the Company and the Bank, and reviews and approves all compensation components of Charter Financial’s Chief Executive Officer and other executive officers, including base salary, annual incentives, long-term incentives/equity, benefits and other perquisites. In addition to reviewing competitive market values, the Compensation Committee examines total compensation mix, the pay-for-performance relationship and how elements in the aggregate comprise the executive’s total compensation package.

The Compensation Committee has authority under its charter to engage the services of independent third party advisers, including compensation consultants and legal counsel, to assist it in reviewing and determining executive officer compensation. The Compensation Committee has retained Meridian Compensation Partners, LLC (“Meridian”) as compensation consultant to the committee on a variety of compensation and benefit matters relating to executive compensation. The Compensation Committee engaged Meridian to conduct a comprehensive review, which included a review of executive officer compensation. This review compared the compensation paid to named executive officers by Charter Financial to that paid by a peer group selected by Meridian. In addition, the Compensation Committee relies on input from the CEO in considering compensation for other executive officers.

The Compensation Committee’s charter requires that it consider all factors required by The NASDAQ Stock Market, Inc. and the Securities and Exchange Commission in selecting an independent third party adviser. All members of the Compensation Committee are independent in accordance with applicable rules of NASDAQ.

Nominating & Corporate Governance Committee. Pursuant to the Nominating & Corporate Governance Committee charter, the Company’s Nominating & Corporate Governance Committee assists the Board of Directors in identifying qualified individuals to serve as Board members, in determining the composition of the Board of Directors and its committees, in monitoring a process to assess Board effectiveness and in developing and implementing the Company’s corporate governance guidelines. The Nominating & Corporate Governance Committee also considers and recommends the nominees for director to stand for election at the Company’s annual meeting of shareholders. The procedures of the Nominating & Corporate Governance Committee required to be disclosed by Securities and Exchange Commission rules are included in this proxy statement under the heading “Nominating & Corporate Governance Committee Procedures.” All members of the Nominating & Corporate Governance Committee are independent in accordance with applicable rules of NASDAQ.

Director Attendance at the Annual Meeting

The Board of Directors encourages each director to attend annual meetings of shareholders. All of our directors attended the annual meeting of shareholders in 2013.

Stock Ownership

The following table provides information as of December 31, 2013, with respect to persons known by the Company to be the beneficial owners of more than 5% of the Company’s outstanding common stock. A person may be considered to own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power. Percentages are based on 22,997,806 shares of Company common stock outstanding as of December 31, 2013.

Name and Address	Number of Shares Owned	Percent of Common Stock Outstanding

Wellington Management Company, L.L.C. 280 Congress Street, Boston, Massachusetts 02210	2,092,129(1)	9.1%

(1)	Based on information contained in a Schedule 13-F filed with the Securities and Exchange Commission on September 30, 2013.

The following table provides information as of December 31, 2013 about the shares of the Company common stock that may be considered to be beneficially owned by each director, named executive officer listed in the Summary Compensation Table in the Executive Compensation section of this proxy statement, and all directors and executive officers of the Company as a group. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, none of the shares listed are pledged as security, and each of the named individuals has sole voting power and sole investment power with respect to the number of shares shown. Percentages are based on 22,997,806 shares of Company common stock outstanding as of December 31, 2013.

Name of Beneficial Owner	Total Shares Beneficially Owned	Percent of All Common Stock Outstanding

Directors and Nominees:
Robert L. Johnson	406,997 (1)	1.8%
David Z. Cauble, III	60,319 (2)	*
Jane W. Darden	74,377 (3)	*
Curti M. Johnson	85,196 (4)	*
Thomas M. Lane	64,897 (5)	*
Edward D. Smith	25,894 (6)	*
David L. Strobel	36,567 (7)	*

Named Executive Officers Other Than Directors:
Curtis R. Kollar	194,958 (8)	*
Lee Washam	201,699 (9)	*

All directors, nominees and executive officers as a group (9 persons)	1,150,904	5.0%

*	Less than 1%.
(1)

Includes 114,315 shares of unvested restricted stock, 15,845 shares held in the ESOP, 9,808 shares held by Mr. Johnson’s 401(k) account, 28,156 shares held in Mr. Johnson’s Individual Retirement Account, 3,117 shares held in his spouse’s Individual Retirement Account, 11,253 shares for which Mr. Johnson is custodian and 93,532 shares that can be acquired pursuant to stock options within 60 days of December 31, 2013.

(2)	Includes 17,147 shares of unvested restricted stock and 13,718 shares that can be acquired pursuant to stock options within 60 days of December 31, 2013.
(3)

Includes 17,147 shares of unvested restricted stock, 6,235 shares held by her spouse, 6,640 shares held in trust for which Ms. Darden is trustee, and 13,718 shares that can be acquired pursuant to stock options within 60 days of December 31, 2013.

(4)

Includes 45,726 shares of unvested restricted stock, 340 shares held in the ESOP, 1,247 shares for which Mr. Johnson is custodian, 498 shares held by his spouse in an Individual Retirement Account and 6,235 shares that can be acquired pursuant to stock options within 60 days of December 31, 2013.

(5)

Includes17,147 shares of unvested restricted stock, 4,488 shares held in Mr. Lane’s wife’s retirement account and 10,725 shares that can be acquired pursuant to stock options within 60 days of December 31, 2013.

(6)	Includes 17,147 shares of unvested restricted stock and 8,747 shares held in Mr. Smith’s 401(k) account.
(7)	Includes17,147 shares of unvested restricted stock, 1,000 shares held by Mr. Strobel’s wife, and 9,976 shares that can be acquired pursuant to stock options within 60 days of December 31, 2013.
(8)

Includes 60,900 shares of unvested restricted stock, 13,527 shares held in the ESOP, 35,309 shares held by Mr. Kollar’s 401(k) account, 12,806 shares held in Mr. Kollar’s Individual Retirement Account, 12,471 shares held by his spouse’s living trust, 2,037 shares held in his spouse’s Individual Retirement Account and 39,751 shares that can be acquired pursuant to stock options within 60 days of December 31, 2013.

(9)

Includes 63,394 shares of unvested restricted stock, 15,107 shares held in the ESOP, 1,482 shares held in a 401(k) account, 35,757 shares held in an Individual Retirement Account and 38,161 shares that can be acquired pursuant to stock options within 60 days of December 31, 2013.

Proposal 1 — Election of Directors

The Board of Directors of Charter Financial is presently composed of seven members. Pursuant to Charter Financial’s bylaws, the Board is divided into three classes with three-year staggered terms, with approximately one-third of the directors in each class. The Board has nominated Robert L. Johnson, David Z. Cauble, III and David L. Strobel for election to the Board of Directors to serve for three-year terms and until their respective successors are elected and qualified. All nominees for election as director are currently members of the Board of Directors.

All of the directors and nominees are independent under the rules of The Nasdaq Stock Market, Inc., except for Robert L. Johnson, our President and Chief Executive Officer, Curti M. Johnson, our General Counsel and Senior Vice President, and David L. Strobel. David L. Strobel is not independent due to compensation paid in fiscal 2011 by CharterBank to Shannon, Strobel & Weaver Constructors and Engineers, Inc., a construction and engineering firm of which Mr. Strobel is a one-third owner, executive vice president and general manager. In determining the independence of directors, the Board of Directors considered the payment of approximately $39,500 to Hutchinson Traylor Insurance during fiscal 2013, of which director Smith is a 50% owner. CharterBank purchases various insurance products through Hutchinson Traylor Insurance.

It is intended that the proxies solicited by the Board of Directors will be voted for the election of the nominees named below unless other instructions are provided. If any nominee is unable to serve, the persons named in the proxy card will vote your shares to approve the election of any substitute proposed by the Board of Directors. Alternatively, the Board of Directors may adopt a resolution to reduce the size of the Board. At this time, the Board of Directors knows of no reason why any nominee might be unable to serve.

The Board of Directors recommends a vote “FOR” the election of all nominees.

Information regarding the nominees, directors continuing in office and executive officers that are not also directors is provided below. Unless otherwise stated, each individual has held his or her current occupation for the last five years. For information regarding the process for selecting nominees, see “Nominating & Corporate Governance Committee Procedures.”

Name	Position(s) Held With Charter Financial Corporation	Age (1)	Director Since (2)	Current Term Expires

Nominees

Robert L. Johnson	President, Chief Executive Officer and Director	60	1986	2014
David Z. Cauble, III	Director	61	1996	2014
David L. Strobel	Director	62	2003	2014

Directors Continuing in Office

Jane W. Darden	Director	63	1988	2015
Thomas M. Lane	Director	59	1996	2015
Edward D. Smith	Director	39	2011	2016
Curti M. Johnson	Director, General Counsel and Senior Vice President	54	2007	2016

Executive Officers Who Are Not Directors

Curtis R. Kollar	Senior Vice President and Chief Financial Officer	61
Lee Washam	President of CharterBank	52

____________________________________

(1) As of December 31, 2013.

(2) Includes service as a director of CharterBank prior to its mutual-to-stock conversion.

The nominees standing for election

Robert L. Johnson. Mr. Johnson has been the President and Chief Executive Officer of Charter Financial since its inception, Chief Executive Officer of CharterBank since 1996 and President of CharterBank from 1996 to 2007. In 2007, Mr. Johnson was elected Chairman of the Board of Directors upon the retirement of Mr. John W. Johnson, Jr. Prior to 1996, he served as Financial Analyst, then Senior Vice President and Chief Financial Officer of CharterBank. He began continuous service with CharterBank in 1984. Mr. Johnson has an undergraduate degree from Vanderbilt University and a Master’s Degree in Business Administration with a concentration in Finance from the University of Alabama. He is a graduate of the University of Texas at Austin Graduate School of Community Bank Management. He - serves on the Point University Board of Trustees and is Chairman of The Charter Foundation, Inc. Mr. Johnson also is affiliated with the West Point Rotary Club. Mr. Johnson is the brother of Curti M. Johnson, a director of Charter Financial and General Counsel and a Senior Vice President of CharterBank. Mr. Johnson provides the Board of Directors with broad perspective on Charter Financial’s strategies, challenges and opportunities as a result of his long affiliation with CharterBank in a variety of senior management roles.

David Z. Cauble, III. Mr. Cauble is self-employed as a food service consultant and investor. He was the Owner and President of Vend-All Company in LaGrange, Georgia, until its sale in 1996. Previously he was Vice President-Sales in his family’s Coca-Cola Bottling business. He is a graduate of Washington & Lee University, serves as Chairman of Cobb Foundation, is a member of Young Presidents’ Organization. As a manager and owner of several businesses and as an investor, Mr. Cauble provides the Board of Directors with insight concerning the opportunities and risks associated with lending to commercial companies and small businesses.

David L. Strobel. Mr. Strobel has been the Executive Vice President and General Manager of Shannon, Strobel & Weaver Constructors & Engineers, Inc. since 1977. He received his B.S. in Mechanical Engineering from the University of Notre Dame in 1973, and is a Registered Professional Engineer. Mr. Strobel served as a member of the Board of Directors of EBA Bancshares and Eagle Bank of Alabama from 1998 until their acquisition by CharterBank in 2003. In February 1999, he assumed the position of chairman of EBA Bancshares. He joined the Board of Directors of CharterBank and Charter Financial in August 2003. Mr. Strobel's other affiliations include ten years of service as a Member of the Auburn City Board of Education from 2003 to 2013, including one year as Board President, and membership in several other professional societies. Mr. Strobel’s experience in managing the operations of a construction and engineering business provides the Board of Directors with general business acumen, and his real estate and construction knowledge and experience and prior service on the board of another financial institution provides the Board of Directors with perspective and experience in CharterBank’s lending operations.

Directors have terms ending in 2015

Jane W. Darden. Ms. Darden is responsible for overall management, including bookkeeping, for family assets which include investments and timberland. She was formerly employed in the banking field for five years, and has a B.A. in Psychology from Converse College. Ms. Darden serves on Library Committee, Stewardship Committee, Altar Guild and Meals on Wheels for First United Methodist Church of West Point, Georgia. As a manager of a variety of different businesses, and with her experience in banking, Ms. Darden provides the Board of Directors with a number of different perspectives and insights.

Thomas M. Lane. Mr. Lane is Chief Financial Officer of Lanier Health Services. He was the Senior Vice President and Treasurer of WestPoint Home, Inc. and its predecessors from March 2000 until March 2007. He previously served as its Treasurer from 1997 to 1999. Prior to that time, he served as Controller of Budgets and Analysis for WestPoint Pepperell, one of the predecessors of West Point Home, Inc. He had been continuously employed in various financial and accounting positions with WestPoint Home and its predecessor companies since June 1976. Mr. Lane received his B.S. in Business Administration from Auburn University in 1976. Mr. Lane’s diverse senior management experiences in financial and accounting roles for several large enterprises provide the Board of Directors with perspective on CharterBank’s financial and accounting practices and procedures, financial reporting, as well as Charter Financial’s relationship with its internal and external accounting firms. In addition, Mr. Lane has been designated as an audit committee financial expert by the Board of Directors.

Directors have terms ending in 2016

Edward D. Smith. Mr. Smith is co-owner and Executive Vice-President of Hutchinson Traylor, an insurance and financial services firm. He has his resident and surplus lines licenses in Life & Health and Property & Casualty insurance, and has also earned his Series 6, 63 & 65 Securities Licenses and obtained the Certified Insurance Counselor (CIC) designation. Prior to joining Hutchinson Traylor, Mr. Smith served several years in the Financial Services Division of Accenture, LLP. Mr. Smith attended Wake Forest University where he graduated Magna Cum Laude from the Wayne Calloway School of Business and Accountancy. Mr. Smith actively participates in several community service organizations. He is a member of the Executive Committee and chairs the Development Committee as part of his service on the Board of Trustees of LaGrange College. He also serves as Past President of the College’s Leadership Council. He is the Vice-Chair of the Downtown LaGrange Development Authority and Past President of the Board of Directors for both the LaGrange Rotary Club and the local Boys & Girls Club of West Georgia. Mr. Smith’s extensive and diverse experience in insurance, risk management, retirement planning and financial services, including employee benefits, as well as his active role in the community served by CharterBank, will provide the Board with valuable insight in these areas.

Curti M. Johnson. Mr. Johnson serves as a Senior Vice President and General Counsel of CharterBank.  He is a member of both the Georgia and Alabama Bar Associations. Prior to joining CharterBank on a full-time basis on January 3, 2011, Mr. Johnson was a partner in the law firm of Johnson, Caldwell & McCoy in Lanett, Alabama.   Mr. Johnson served as a director of Citizens BancGroup, a bank holding company in Valley, Alabama, from 1988 until it was acquired by CharterBank in 1999. He served as Chairman of Citizens BancGroup from 1996 through 1999. He received his B.A. degree from Vanderbilt University and his law degree from the University of Virginia School of Law. Mr. Johnson is President of the Chattahoochee Fuller Center Project, Inc. and serves on the LaGrange College Board of Trustees.   Mr. Johnson is the brother of Robert L. Johnson, our Chairman of the Board and Chief Executive Officer.  Mr. Johnson’s legal expertise provides the Board of Directors with insight on legal matters involving CharterBank, and his local contacts with customers and businesses assist CharterBank with business generation and product offerings.

Executive Officers Who are Not Directors

Curtis R. Kollar. Mr. Kollar is a Certified Public Accountant (CPA) and Certified Management Accountant (CMA). He has been the Vice President and Treasurer of CharterBank since 1991 and was named Chief Financial Officer of Charter Financial and of CharterBank in 2001. He has an undergraduate degree from Ohio Wesleyan University and an M.S. in Accounting from Syracuse University. He is a graduate of the Graduate School of Community Bank Management. Mr. Kollar has 27 years experience in the banking field. Mr. Kollar serves as treasurer of West Point First United Methodist Church and he is a past President and member of the Board of Directors of the Chattahoochee Valley Hospital Society and a past President of the West Point Rotary Club.

Lee Washam. Mr. Washam has been President of CharterBank since January of 2007. Before that, he served as Executive Vice President for six years. Mr. Washam is a former Executive Vice President of Flag Bank, LaGrange, Georgia and has over 30 years of banking experience. He received his B.S. in Business Administration from LaGrange College in 1983 and is a 1995 graduate of The Graduate School of Banking at Louisiana State University. Mr. Washam’s current affiliations include: LaGrange Lions Club, Leadership Troup, and the Georgia Community Bankers Association.

Proposal 2 — Ratification of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed Dixon Hughes Goodman LLP to be its independent registered public accounting firm for the 2014 fiscal year, subject to ratification by the shareholders. A representative of Dixon Hughes Goodman LLP is expected to be present at the annual meeting to respond to appropriate questions from shareholders and will have the opportunity to make a statement should he or she desire to do so.

The Board of Directors is submitting the selection of Dixon Hughes Goodman LLP as the Company’s independent registered public accounting firm to the shareholders for ratification as a matter of good corporate practice. If the ratification of the appointment of Dixon Hughes Goodman LLP is not approved by a majority of the votes present and entitled to vote at the annual meeting, other independent registered public accounting firms may be considered by the Audit Committee of the Board of Directors. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change is in the best interests of the Company and its shareholders.

The Board of Directors recommends that shareholders vote “FOR” the ratification of the appointment of Dixon Hughes Goodman LLP as the Company’s independent registered public accounting firm.

Audit Fees

The following table sets forth the fees billed to the Company for the fiscal years ended September 30, 2013 and 2012 by Dixon Hughes Goodman LLP.

	2013	2012
Audit fees (1)	$380,000	$376,000
Audit-related fees (2)	$178,850	$20,650
Tax fees (3)	$75,375	$31,700
All other fees	$—	$—

(1)

For 2013 and 2012, includes audit of consolidated financial statements, quarterly review services, audit of internal controls over financial reporting, review of Forms 10-K and 10-Q, and audit reporting requirements under loss-sharing agreements with the Federal Deposit Insurance Corporation.

(2)	2013 fees include services in relation to Form S-1 and Form S-8 filings and services in relation to Comfort Letter procedures relating to the Company’s stock offering. 2013 and 2012 fees also include accounting and other technical accounting consultations, and 2012 excludes audit fees of $15,000 relating to First Charter, MHC.
(3)	Includes income tax return preparation, quarterly tax estimate services, assistance with taxing authority audit examinations (2013), state and local tax matters, and corporate tax planning.

Pre-Approval of Services by the Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In accordance with its charter, the Audit Committee approves, in advance, all audit and permissible non-audit services to be performed by the independent registered public accounting firm. Such approval process ensures that the external auditor does not provide any non-audit services to the Company that are prohibited by law or regulation.

In addition, the Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. Requests for services by the independent registered public accounting firm for compliance with the auditor services policy must be specific as to the particular services to be provided. The request may be made with respect to either specific services or a type of service for predictable or recurring services. During the year ended September 30, 2013, all services were approved, in advance, by the Audit Committee in compliance with these procedures.

Audit Committee Report

The Company’s management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent registered public accounting firm was engaged to perform an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those financial statements with generally accepted accounting principles. The Company’s independent registered public accounting firm was also engaged to perform an audit of the effectiveness of internal controls over financial reporting and issue a report thereon. The Audit Committee oversees the Company’s internal controls and financial reporting process on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles and that the Company maintained effective internal controls over financial reporting and the Audit Committee has reviewed and discussed the consolidated financial statements and the reports on effectiveness of internal controls over financial reporting with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning the independent registered public accounting firm’s independence, and has discussed such independence with the independent registered public accounting firm. In concluding that the registered public accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their audit, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee meets regularly with the internal auditor to discuss the overall scope and plans for respective internal audits. The Audit Committee also discusses the results of internal audit examinations, including any co-sourced or outsourced examination reports.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm who, in their reports, express opinions on the conformity of the Company’s financial statements to generally accepted accounting principles and the effectiveness of internal controls over financial reporting. The Audit Committee reviews with management the Company’s major financial risk exposures and the steps management has taken to monitor, mitigate, and control such exposures. Management has the responsibility for the implementation of these activities.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the board has approved, that the audited consolidated financial statements and management’s report on the effectiveness of internal controls over financial reporting be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2013, for filing with the Securities and Exchange Commission. The Audit Committee also has approved, subject to shareholder ratification, the selection of the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2014.

Audit Committee of the Board of Directors of

Charter Financial Corporation

David Z. Cauble, III, Chair

Jane W. Darden

Thomas M. Lane

Edward D. Smith

Proposal 3 — Advisory Vote On Executive Compensation

The compensation of our principal executive officer and our three other most highly compensated executive officers (“named executive officers”) is described under the heading “Executive Compensation.” Shareholders are urged to read the Executive Compensation section of this proxy statement, which discusses our compensation policies and procedures with respect to our named executive officers.

In accordance with Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), shareholders will be asked at the annual meeting to provide their support with respect to the compensation of our named executive officers by voting on the following advisory, non-binding resolution:

RESOLVED, that the shareholders of Charter Financial Corporation approve, on an advisory basis, the compensation of Charter Financial Corporation’s named executive officers described in the Executive Compensation section of Charter Financial Corporation’s Proxy Statement.

This advisory vote, commonly referred to as a “say-on-pay” advisory vote, is non-binding on the Board of Directors. Although non-binding, the Board of Directors and the Personnel and Compensation Committee value constructive dialogue on executive compensation and other important governance topics with our shareholders and encourages all shareholders to vote their shares on this matter. The Board of Directors and the Personnel & Compensation Committee will review the voting results and take them into consideration when making future decisions regarding our executive compensation programs.

Unless otherwise instructed, validly executed proxies will be voted “FOR” this resolution.

The Board of Directors unanimously recommends that you vote “FOR” the resolution set forth in Proposal Three.

Proposal 4 — Frequency of Advisory Votes On Executive Compensation

We are providing a shareholder advisory vote to approve the compensation of our named executive officers (the “say-on-pay” advisory vote in Proposal Three above) this year and will do so at least once every three years thereafter. We are also asking shareholders to vote on whether future “say-on-pay” advisory votes on executive compensation should occur every year, every two years or every three years.

After careful consideration, the Board of Directors recommends that future shareholder “say-on-pay” advisory votes on executive compensation be conducted every year. The determination was based on the premise that named executive officer compensation is evaluated, adjusted and approved on an annual basis by the Board of Directors based upon recommendation by the Personnel and Compensation Committee and the belief that investor sentiment should be a factor taken into consideration on an annual basis. Although the Board of Directors recommends a “say-on-pay” vote every year, shareholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. Shareholders are not voting to approve or disapprove of the Board of Directors’ recommendation.

Although this advisory vote regarding the frequency of say-on-pay votes is non-binding on the Board of Directors, the Board of Directors and the Personnel & Compensation Committee will review the voting results and take them into consideration when deciding how often to conduct future say-on-pay shareholder advisory votes.

Unless otherwise instructed, validly executed proxies will be voted “FOR” the One Year frequency option.

The Board of Directors unanimously recommends that you vote “FOR” the One Year frequency option.

Executive Compensation

Summary Compensation Table

The following table sets forth for the years ended September 30, 2013 and 2012 certain information as to the total remuneration paid by the Company to Robert L. Johnson, President and Chief Executive Officer, and the three other most highly compensated executive officers of the Company (the “named executive officers”).

Name and principal position	Year	Salary ($)(2)	Bonus ($)(3)	Change in pension value and nonqualified deferred compensation earnings ($)(4)	All other compensation ($)(5)	Total ($)
Robert L. Johnson	2013	317,502	86,840	87,147	151,241	642,730
President, Chief Executive Officer and Director	2012	308,214	117,651	71,387	168,083	665,335

Curtis R. Kollar	2013	184,271	28,146	26,051	12,777	251,515
Senior Vice President and Chief Financial Officer	2012	181,481	36,402	18,320	16,671	252,874

Lee Washam	2013	210,322	31,192	38,384	12,825	292,723
President of Charter Bank	2012	206,123	50,278	33,581	40,224	330,206

Curti M. Johnson (1)	2013	191,904	22,170	—	42,641	256,724
Senior Vice President, General Counsel and Director	2012	189,447	36,402	—	37,908	263,757

(1)	Curti M. Johnson was first employed by the Bank on January 3, 2011 as Senior Vice President and General Counsel and first became a named executive officer in the 2012 fiscal year.
(2)	For 2013, includes $16,618, $17,196, $11,648 and $11,074 of elective deferrals to the Company’s 401(k) plan by Messrs. Robert Johnson, Kollar, Washam, and Curti M. Johnson, respectively.
(3)

Of the amounts set forth in this column, $23,530 for Robert Johnson, $7,280 for Curt Kollar, $10,056 for Lee Washam and $6,159 for Curti M. Johnson represent a portion of the bonus earned for the fiscal year ended September 30, 2012 which was not determined and paid until July 2013. The bonuses earned for the fiscal year ended September 30, 2013 by each of the named executive officers are $63,130 for Robert Johnson, $29,192 for Curt Kollar, $21,136 for Lee Washam and $16,020 for Curti M. Johnson.

(4)	Reflects change in value in Salary Continuation Agreements only.
(5)	All other compensation was comprised of the following elements for the fiscal year ended September 30, 2013:

	R. L. Johnson	Kollar	Washam	C. M. Johnson

Employee Stock Ownership Plan (ESOP)(1)	3,969	3,716	3,969	3,969
Dividends and Interest on Restricted Stock(2)	85,864	619	1,032	—
Directors Fees	39,700	—	—	37,700
Automobile	2,734	—	2,676	—
Country Club Dues	2,100	—	2,121	—
Executive Health Benefits	6,299	—	—	—
Life Insurance (Split Dollar and Group Term)	10,227	8,094	2,679	624
Long Term Disability Premiums	348	348	348	348
Total	151,241	12,777	12,825	42,641

__________________________
(1)	Reflects the December 31, 2012 value of shares allocated to the executive’s ESOP account for the plan year ended December 31, 2012.
(2)	Reflects dividends and interest paid on shares of restricted common stock that vested during fiscal 2013, which we reported as taxable compensation on the named executive’s officer’s Form W-2.

Employment Agreements

We entered into an employment agreement with Mr. Robert L. Johnson, our Chairman, President and Chief Executive Officer. The employment agreement was amended in December 2009 (as amended, the “employment agreement”). The employment agreement has a term of three years and may be renewed annually after a review of Mr. Johnson’s performance. In addition to base salary, currently $317,858, the executive may receive other cash compensation in an amount not to exceed $100,000 in any year. In addition, the agreement provides for participation in employee benefit plans and programs maintained by us, including retirement, pension, savings, profit-sharing or stock bonus plans, any group life, health, dental, accident and long-term disability insurance plans, incentive compensation plans or programs, stock option and appreciation rights plans and restricted stock plans. Cash compensation paid under any of the plans and programs identified in the preceding sentence is not included in the $100,000 limit. We will provide Mr. Johnson with the use of an automobile and reimburse him for business expenses, including membership fees in clubs and organizations that are necessary and appropriate for business purposes. The agreement also guarantees customary corporate indemnification and errors and omissions insurance coverage throughout the employment term and for six years after termination. The employment agreement also provides uninsured disability benefits.

We may terminate Mr. Johnson’s employment, and Mr. Johnson may resign, at any time with or without cause. However, in the event of termination during the term of employment without cause, we will owe Mr. Johnson his earned but unpaid compensation and benefits due under our employee benefit plans and programs and those of the Bank (the “standard termination entitlements”) and he will also receive a lump-sum severance payment equal to three times his five-year average compensation (the “additional termination entitlements”), payable within 60 days of his termination of employment, unless Mr. Johnson is considered a “specified employee” of a publicly traded company, in which case such payment will be delayed for six months after termination of employment, if necessary, to avoid a tax under Section 409A of the Internal Revenue Code. The same severance benefits would be payable if Mr. Johnson resigns during the term of employment following:

●

our failure to appoint or re-appoint or elect or re-elect him to his executive position or, if he is also a director, the failure of the stockholders to elect or re-elect him as a member of the Board of Directors;

●

a material reduction in duties, functions or responsibilities not cured after 30 days notice; involuntary relocation of Mr. Johnson’s principal place of employment to a location more than 35 miles from our principal office in West Point, Georgia, and more than 35 miles from Mr. Johnson’s principal residence;

●

any reduction in base salary in effect from time to time or any change in the terms of any compensation or benefits programs in which he participates, which individually, or together with other changes, has a material adverse effect on the aggregate value of his total compensation package; or

●	other material breach of contract by the Company or the Bank which is not cured within 30 days.

Mr. Johnson is subject to a covenant not to compete for one year following termination during the employment period, unless his termination occurs under circumstances entitling him to the additional termination entitlements. He is also subject to non-solicitation and confidentiality provisions under the employment agreement.

Change in Control Agreements

The Bank entered into two-year change of control agreements with Curtis R. Kollar, Lee Washam and two additional senior officers. These agreements are guaranteed by the Company. The term of these agreements is perpetual until the Bank gives notice of non-extension, at which time the term is fixed for two years.

Generally, the Bank may terminate the employment of any officer covered by these agreements, with or without cause, at any time prior to a change in control or a pending change in control. In such case, the executive will be entitled to his or her earned but unpaid compensation as of the date of termination, without obligation for additional severance benefits. However, if the Bank or the Company signs a merger agreement or other business combination agreement, or if a third party makes a tender offer or initiates a proxy contest, it may not terminate an officer’s employment without cause without liability for severance benefits under the change in control agreements. The severance benefits would generally be made in a lump-sum payment equal to two times the executive’s salary, bonus, short-term and long-term cash compensation received in the two years prior to the occurrence of termination of employment. In addition, the Bank will provide the executive and his or her dependents with continued group life, health, dental, accident and long-term disability insurance benefits on the same terms as prior to termination for a period of two years, subject to reduction to the extent that such coverage is provided by a subsequent employer or through Medicare. the Bank would be required to pay the same severance benefits if the officer resigns after a change of control following:

●

a loss of title or position held immediately prior to the change of control or failure to vest in the executive the functions, duties or responsibilities customarily associated with the executive’s position that is not cured within 30 days after notice from the executive;

●

any reduction in base salary in effect from time to time or any change in the terms of any compensation or benefits programs in which the executive participates, which individually, or together with other changes, has a material adverse effect on the aggregate value of his total compensation package;

●

an involuntary relocation of his principal place of employment to a location more than 35 miles from CharterBank’s principal office on the day before the change of control and more than 35 miles from the officer’s principal residence; or

●	any other material breach of contract which is not cured within 30 days.

In the event of the executive’s disability occurring during a pending change of control or following a change of control, these agreements also provide uninsured disability benefits for the executive.

Incentive Compensation Plan

The Bank maintains an incentive compensation plan that provides for an incentive bonus based on performance as measured by the attainment of certain performance targets. Pay-outs under the incentive compensation plan are determined based on achievement of pre-established fiscal year budget targets for categories of strategic criteria in comparison to actual results. The performance targets include measures for net income, non-interest income, efficiency and franchise growth. In addition, the plan includes several activators: return on average assets (“ROAA”), which must exceed 0.50%, legacy non-performing assets must be below $20 million and an evaluation of performance with regards to regulatory relations. If any of these triggers are not met, bonus payments would not be made. For the fiscal year ended September 30, 2013, the performance target was set at 0.60% ROAA as the threshold goal and 1.0% ROAA was set as the “stretch” goal that would have resulted in payment of bonuses in excess of target.

In fiscal year 2013, the Company recognized 0.58% ROAA. Since the ROAA activator was met but our ROAA was under the threshold performance target of 0.60% ROAA, no bonus was paid on the net income component. However, since the ROAA activator was met and no de-activator occurred to prevent a bonus, bonuses were paid on the other targets, including the franchise growth performance indicators. Notwithstanding the foregoing, our Board has discretion under the incentive compensation plan to reduce the bonus payable when the targets are met or exceeded and to pay a bonus when the targets are not met. For this reason, we have included our bonus payments received under the discretionary bonus column of the Summary Compensation Table.

Stock-Based Benefit Plans

The Company has previously implemented two stock-based incentive plans that are discussed below. The purpose of the plans is to better align the interests of our management and Board of Directors with those of our stockholders, provide performance incentives to our senior officers and directors, and to encourage the retention of key employees and directors by facilitating the purchase of our stock through the exercise of options as well as the ownership of our stock through restricted stock awards.

2001 Stock Option Plan. A total of 882,875 shares (as adjusted following the completion of our second-step conversion) have been reserved for issuance under the 2001 Stock Option Plan. Stock option awards may be made to eligible employees and directors of the Bank or the Company. Pursuant to the plan, option grants may be made that are intended to qualify as incentive stock options as well as options that do not so qualify. Incentive stock options may only be granted to employees. The plan is administered by a committee consisting of the members of the Personnel & Compensation Committee of the Company. Unless the Personnel & Compensation Committee provides otherwise, stock options will vest no more rapidly than 20% per year, provided that all awards will become fully vested in the event of the award recipient’s death, disability, retirement or a change of control. A stock option may generally be exercised for a period of ten years, except in certain circumstances. The exercise price of stock options will be at least equal to 100% of the fair market value of the underlying common stock on the date of grant.

2001 Recognition and Retention Plan. The maximum number of shares of the Company’s common stock available for awards under the 2001 Recognition and Retention Plan is 353,150 shares (as adjusted following the completion of our second-step conversion). Stock awards may be made to eligible employees and directors of the Bank or the Company. The plan is administered by a committee consisting of the members of the Company’s Personnel & Compensation Committee. Unless the Personnel & Compensation Committee provides otherwise, shares of common stock subject to an award will become vested at the rate of 20% per year, and will become fully vested on the 20th calendar day after the end of the calendar quarter that includes the fifth anniversary of the plan’s effective date, provided that all awards will become fully vested in the event of the award recipient’s death, disability, termination of service upon retirement, or upon a change in control. Unless the Committee determines otherwise, any cash dividends or distributions declared and paid with respect to shares subject to an award that are allocated to an eligible director or employee in connection with such award will be subject to the same vesting and other restrictions as the shares to which the award relates, and will be invested for the benefit of the eligible director or employee in money market accounts or certificates of deposit. Any dividends or distributions declared and paid in property other than cash with respect to shares of common stock will be subject to the same vesting and other restrictions as the shares to which the award relates. All voting rights pertaining to unvested shares related to an award or to shares that are contained in the fund established under the plan and not allocated in connection with an award will be exercised by the funding agent in such manner as to reflect the voting directions given for all other outstanding shares. An award is not transferable by the eligible director or employee other than by will or the laws of descent and distribution, and the shares granted pursuant to such award and held in the trust will be distributable, during the lifetime of the recipient, only to the recipient.

2013 Equity Incentive Plan. At a special meeting held in 2013, the Company’s stockholders approved the Charter Financial Corporation 2013 Equity Incentive Plan (the “2013 Equity Incentive Plan”) to provide officers, employees and directors of the Company and the Bank with additional incentives to promote the growth and performance of Charter Financial Corporation. Subject to permitted adjustments for certain corporate transactions, the 2013 Equity Incentive Plan authorizes the issuance or delivery to participants of up to 2,000,520 shares of Company common stock pursuant to grants of incentive and non-statutory stock options, restricted stock awards and restricted stock units, provided that the maximum number of shares that may be delivered pursuant to the exercise of stock options (all of which may be granted as incentive stock options) is 1,428,943 shares and the maximum number of shares of Company stock that may be issued as restricted stock awards or restricted stock units is 571,577 shares. Employees and directors of the Company and its subsidiaries are eligible to receive awards under the 2013 Equity Incentive Plan, except non-employee directors may not be granted incentive stock options. The 2013 Equity Incentive Plan will be administered by the members of the Company’s Compensation Committee. The Compensation Committee may grant any of these types of awards subject to performance based vesting conditions. Such awards shall be referred to herein as “performance awards.”

The 2013 Equity Incentive Plan was adopted within one year of the Company’s initial public offering, and as a result, is subject to certain limitations and restrictions, including limitations and restrictions regarding the maximum number of awards available to any one employee or director and to directors in the aggregate, to which a plan adopted one year or more after the initial public offering would not be subject. If the vesting of an award under the 2013 Equity Incentive Plan is conditioned on the completion of a specified period of service with the Company or its subsidiaries, without the achievement of performance measures or objectives, then the required period of service for full vesting will be determined by the Compensation Committee and evidenced in an award agreement, provided that, awards will vest no more rapidly than 20% per year over a five-year period with the first installment vesting no earlier than one year after stockholders approve the 2013 Equity Incentive Plan. Any restricted stock or restricted stock unit designated as qualified performance-based compensation will vest only on the achievement of one or more performance measures in whole or in part, which are predetermined, provided that, such awards also will vest no more rapidly than 20% per year over a five-year period with the first installment vesting no earlier than one year after stockholder approval of the 2013 Equity Incentive Plan.

Unless otherwise specified in an award agreement, the vesting of awards will accelerate upon death, disability, or involuntary termination of employment (or, with respect to a director, termination of service) following a change in control. Awards will not vest upon retirement. For a participant who is a director, termination of service as a director will not be deemed to have occurred if he or she continues as a director emeritus or advisory director. For a participant who is both an employee and a director, termination of employment as an employee will not be considered a termination event so long as the participant continues to provide service as a director, director emeritus or advisory director. The Compensation Committee may in its discretion elect to use a different vesting schedule or different performance measures than those set forth in the 2013 Equity Incentive Plan, provided that such feature is provided in the participant’s award agreement.

Outstanding Equity Awards at Year End. The following table sets forth information with respect to outstanding equity awards as of September 30, 2013 for the named executive officers. All equity awards reflected in this table were granted pursuant to the Company’s 2001 Recognition and Retention Plan or 2001 Stock Option Plan, described above.

	Option awards					Stock awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised earned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(1)

Robert L. Johnson	1,247	61,108(2)	—	$8.179	6/22/20
	—	92,285(3)	—	$8.8205	1/27/19

Curtis R. Kollar	—	31,178(4)	—	$8.179	6/22/20	3,742(5)	$40,414
	—	39,751(3)	—	$8.8205	1/27/19

Lee Washam	748	36,665(6)	—	$8.179	6/22/20	6,236(7)	$67,349
	—	37,413(3)	—	$8.8205	1/27/19

Curti M. Johnson	—	6,235(8)	—	$8.179	6/22/20
	—	6,236(3)	—	$8.8205	1/27/19

(1)	Based on the $10.80 per share trading price of our common stock on September 30, 2013.
(2)	Options vest in 5 equal annual installments commencing on June 22, 2015.
(3)	These options vest on January 27, 2014.
(4)	12,221 options vest on each of June 22, 2015 and June 22, 2016, and 6,736 options vest on June 22, 2017.
(5)	1,870 stock awards vest on June 22, 2014 and 1,872 stock awards vest on June 22, 2015.
(6)	Options vest in three equal annual installments beginning on June 22, 2015.
(7)	Restricted stock awards vest in two equal installments commencing on June 22, 2014.
(8)	These options vest on June 22, 2015.

Salary Continuation Plan

The Bank entered into Salary Continuation Plan Agreements with Messrs. Robert L. Johnson, Curtis R. Kollar, and Lee Washam, effective as of January 1, 2009. On the date of the executive’s separation from service on or after attainment of normal retirement age (the later of age 65 or ten years of service) for reasons other than death, disability, termination for cause or other circumstances specified in the plan, or upon a separation from service within two years after a change in control, the executive will receive an annual benefit equal to a percentage (50% for Mr. Johnson, 10% for Mr. Kollar and 30% for Mr. Washam) of the executive’s average base salary for the highest three consecutive calendar years ending on the earlier of the executive’ normal retirement age or the date of the executive’s separation from service within two years after a change in control, payable in equal monthly installments for 15 years beginning on the first day of the month after the executive’s normal retirement date.

Upon the executive’s early retirement date (defined as the executive’s separation from service upon or following the completion of ten years of service and attainment of age 62, but before normal retirement age, for reasons other than death, disability, termination for cause or other circumstances specified in the plan, or upon a separation from service within two years after a change in control), the executive will be entitled to an amount equal to the accrual balance (as defined in the plan) earned as of the last day of the month immediately preceding the executive’s early retirement date, payable in 180 equal monthly installments beginning on the first day of the month after the executive’s early retirement date. Upon the executive’s early termination date (defined as separation from service upon or following completion of ten years of service but before reaching his early retirement date or normal retirement date, for reasons other than death, disability, termination for cause or other circumstances specified in the plan, or separation from service within two years after a change in control), the executive will receive an amount equal to the accrual balance earned as of the last day of the plan year immediately preceding or coinciding with the executive’s early termination date, payable in 180 equal monthly installments beginning on the first day of the month after the executive’s normal retirement age.

In the event the executive becomes disabled before reaching normal retirement age, the executive will receive an annual amount equal to the normal retirement benefit computed as if the executive had continued in the employ of the Bank at the rate of the annual base salary in effect at the date of his disability determination until attainment of normal retirement age. The disability benefit will be payable in equal monthly installments for 15 years beginning on the first day of the month after the executive’s disability determination.

In the event of separation from service within two years after a change in control, the executive will receive an amount equal to the normal retirement benefit or the executive’s accrual balance as of the last day of the plan year preceding the change in control’s effective date, whichever is greater, payable in 180 equal monthly installments beginning on the first day of the month after the month after the executive’s separation from service.

The distribution of Mr. Robert Johnson’s benefit under his Salary Continuation Plan Agreement is subject to the following reduction: in the event Mr. Johnson’s benefit under the Benefit Restoration Plan (described below) is paid in 120 equal monthly installments, then each of the last 120 monthly installments payable under Mr. Johnson’s Salary Continuation Plan Agreement will be reduced by each corresponding monthly installment payment paid under the Benefit Restoration Plan during such 120-month period. If Mr. Johnson’s benefit under the Benefit Restoration Plan is paid in a lump sum, then each monthly installment under Mr. Johnson’s Salary Continuation Plan Agreement will be reduced by the amount of the monthly payment that would have been made under the Benefit Restoration Plan if 180 equal monthly installments with a present value equal to such lump sum had been paid under the Benefit Restoration Plan.

In connection with the execution of the Supplemental Executive Retirement Plan Agreements discussed below, the existing Salary Continuation Plans between the Bank and each of the named executive officers of the Company, Messrs. Robert Johnson, Lee Washam and Curt Kollar, were frozen on September 25, 2012, so that no further benefits will accrue under said plans.

Benefit Restoration Plan

The Bank established the Benefit Restoration Plan in order to provide restorative payments to selected executives who are prevented from receiving the full benefits contemplated by the ESOP’s benefit formula and the full matching contribution under our 401(k) plan. Robert L. Johnson is the only participant in the plan. The restorative payments under the Benefit Restoration Plan consist of payments in lieu of shares that cannot be allocated to the participant under the employee stock ownership plan and payments for employer matching contributions that cannot be allocated under the 401(k) plan due to the legal limitations imposed on tax-qualified plans. Also, in the case of a participant who retires before the repayment in full of the employee stock ownership plan’s loan, the restorative payments include a payment in lieu of the shares that would have been allocated if employment had continued through the full term of the loan.

Due to the complicated nature of the computation of benefits under the Benefit Restoration Plan, the Personnel & Compensation Committee decided to freeze the plan, effective January 2009. At that time, the Personnel & Compensation Committee implemented the Salary Continuation Plan for the benefit of Messrs. Johnson, Washam and Kollar.

Supplemental Executive Retirement Plan

Agreements with Robert Johnson, Lee Washam and Curt Kollar. On September 25, 2012, the Bank entered into Supplemental Executive Retirement Plan Agreements (“SERPs”) with each of its named executive officers (referred to herein as the “executives”). The SERPs provide supplemental retirement benefits to the executives under certain circumstances, including at normal retirement (retirement after the later of age 65 (age 60 in the case of Mr. Washam) and 10 years of service) or early retirement (retirement after the later of age 62 (age 57 in the case of Mr. Washam) and 10 years of service), disability or following a change in control. The executive is also entitled to a death benefit under the SERP. The terms “disability” and “change in control” are defined in the SERPs in accordance with Section 409A of the Internal Revenue Code. The Bank has purchased annuity contracts and income riders to informally fund the benefits promised under the SERPs. The income rider generally increases the benefit payable at early or normal retirement age or upon disability by supplementing the amount paid from the executive’s account balance, provided that the income rider is maintained until distributions commence.

Upon normal retirement or early retirement, an executive will receive a benefit in the form of a single life annuity, in an amount determined under the income rider. If the executive becomes disabled prior to normal retirement age, the Bank will continue to make contributions and interest credits to the SERP in accordance with a schedule appended to the executive’s SERP, and a disability benefit in the form of a single life annuity will be paid to the executive commencing at normal retirement age. If a change in control of the Bank or the Company occurs prior to the executive’s separation from service, the executive will be entitled to the payment of a benefit equal to the cash surrender value of the annuity contract plus any surrender charge (as defined in the annuity contract) determined as of the date of the change in control and payable in a lump sum within 30 days of the change in control. The Bank may assign the annuity contract and income rider to the executive in satisfaction of the benefit payable upon a change in control. If the executive is a specified employee of a publicly traded company, then to the extent applicable, payments to the executive will be delayed for six months from the executive’s date of separation from service. Any payments so delayed will be held and paid to the executive in a lump sum within five business days after the end of the six month period and the remainder of the payments will be paid in the manner specified in the SERP.

If an executive dies prior to retirement or other separation from service, the executive’s beneficiary will receive the executive’s account balance paid in 180 equal monthly installments, beginning on the first day of the month following submission of proof of claim substantiating the executive’s death. If an executive dies after separation from service while eligible for or receiving an early or normal retirement benefit or a disability benefit, the executive’s beneficiary will be entitled to the executive’s remaining account balance under the SERP, payable in a lump sum within 30 days after submission of proof of claim substantiating the executive’s death. A portion of this life insurance is provided through the Split Dollar Life Insurance Plan. The amount of death benefits paid under the 2010 Split Dollar Agreements through the SERP depends on the year in which the executive dies. The amounts range from $118,001 to $148,809 for Mr. Robert Johnson, from $104,300 to $569,652 for Mr. Washam, and from $17,418 to $115,208 for Mr. Kollar.

Split Dollar Life Insurance Plan

In 2006, the Bank entered into an endorsement split-dollar life insurance plan covering the named executive officers that provided death benefits to each such executive’s beneficiaries. The Bank purchased a life insurance policy on the life of each executive in an amount sufficient to provide for the benefits under the plan. The executive has the right to designate the beneficiary who will receive his share of the proceeds payable upon his death. The policies are owned by the Bank, which pays each premium due on the policies. Upon the death of a covered executive, the proceeds of the policy are divided between the executive’s beneficiary, who is entitled to $100,000 on the executive’s death, and the Bank, which is entitled to the remainder of the death benefit. Upon the occurrence of certain events specified in each plan, such as the executive’s termination of employment with the Bank for any reason, total cessation of the Bank’s business, bankruptcy, receivership or dissolution of the Bank, receipt by the Bank of written notification from the executive requesting to terminate the participation agreement, surrender, lapse, or other termination of the policy on the life of the executive by Bank, the executive’s participation in the plan will terminate and all death proceeds will be paid solely to the Bank. The Bank has the right to terminate each policy at any time and for any reason.

In 2010, the Bank entered into additional endorsement split dollar agreements (the “2010 Split Dollar Agreements”) with Messrs. Robert Johnson, Washam and Kollar that increased the death benefit payable to their beneficiaries by $2,000,000, $1,000,000 and $500,000, respectively, or, if less, the net amount at risk under the policy, assuming their death occurs while employed. For these purposes, the net amount at risk is the difference between the death benefit payable under the policy and the cash value of the policy. If the executive dies after retirement but before his 80th birthday, the executive’s beneficiary will receive 25% of the net amount at risk under the policy, assuming the agreement is still in effect. In the event the executive dies after retirement and after his 80th birthday but before his 85th birthday, in the case of Messrs. Robert Johnson and Washam, the executive’s beneficiary will receive the lesser of $250,000 or the net amount at risk. In the event either Mr. Robert Johnson or Washam retires and dies after age 85, his beneficiary will be entitled to a death benefit equal to the lesser of $100,000 or the net amount at risk. In the case of Mr. Kollar, if his death occurs after retirement and after he attains age 80, his beneficiary will be entitled to a death benefit equal to the lesser of $100,000 or the net amount at risk, assuming the agreement remains in effect.

Employee Stock Ownership Plan

The Company sponsors a tax-qualified employee stock ownership plan (“ESOP”) that covers substantially all employees who have attained age 20 ½ and have completed at least three months of service with the Bank. The Bank implemented the plan in connection with the 2001 reorganization into the mutual holding company structure and minority stock offering. Charter Financial Corporation, a federal corporation and the Company’s predecessor, made a loan to the ESOP to purchase 8% of the shares sold in the initial offering, or 395,527 shares (as adjusted following the completion of our second-step conversion). In 2010, the Company’s predecessor made a second loan to the ESOP to purchase 374,130 shares (as adjusted following the completion of First Charter MHC’s conversion to stock form) in an incremental offering and the remaining balance of the first loan was rolled into the 2010 loan, which loan was assumed by the Company as the result of the conversion. In connection with the conversion of our former mutual holding company to stock form which was completed on April 8, 2013, our ESOP obtained a new loan to purchase 2% of the shares sold in the offering, or 285,788 shares. The 2010 loan was consolidated with the new loan. Although contributions to this plan are discretionary, the Bank intends to contribute enough each year to make the required principal and interest payments on the loan.

401(k) Plan

The Bank sponsors a 401(k) plan, which is a tax-qualified defined contribution plan, for employees of the Bank who have attained age 20 ½ and have completed at least three months of service. Eligible employees may contribute up to 100% of annual compensation on a pre-tax basis each year, subject to limitations of the Internal Revenue Code. The 401(k) plan has an individual account for each participant’s contributions and allows each participant to direct the investment of his or her account.

Director Compensation

The following table provides the compensation received by individuals who served as directors of the Company during the 2013 fiscal year and who are not also executive officers of the Company.

Name	Fees earned or paid in cash(4)	Stock awards(1)	Option awards(2)	All other compensation(3)	Total
David Z. Cauble, III	$41,300	—	—	$1,654	$42,954
Jane W. Darden	41,100	—	—	1,654	42,754
Thomas M. Lane	40,400	—	—	1,654	42,054
Edward D. Smith	39,200	—	—	—	39,200
David L. Strobel	39,800	—	—	1,654	41,454

______________________________

(1)	At September 30, 2013, no director shown above had any unvested shares of restricted stock.
(2)	At September 30, 2013, directors Darden and Cauble had 19,953 stock options outstanding, director Strobel had 16,211 stock options outstanding and director Lane had 16,960 stock options outstanding.
(3)	Represents income recognized for dividends on stock awards and payments for life insurance reported as taxable compensation on the individual’s Form 1099.
(4)	See the following table for a breakdown of fees earned in the fiscal year ended September 30, 2013.

	Fees Earned or Paid in Cash
Name	Charter Bank Board Fee ($)	First Charter, MHC Board Fee ($)	Charter Financial Board Fee ($)	Charter Bank Committee Fees ($)	Charter Financial Committee Fees ($)
David Z. Cauble, III	15,200	9,500	12,600	2,400	1,600
Jane W. Darden	15,000	9,500	12,600	2,400	1,600
Thomas M. Lane	14,500	9,500	12,400	2,400	1,600
Edward D. Smith	14,700	9,500	12,200	1,200	1,600
David L. Strobel	14,500	9,500	12,400	2,600	800

Director Fees. Each individual who serves as a director of the Company currently also serves as a director of the Bank and earns director fees in each capacity.

Each non-employee director who formerly served on the Board of First Charter, MHC was paid an annual retainer of $8,000. In addition, Robert L. Johnson, as the Chairman of the Board of First Charter, MHC, was paid an annual retainer of $9,000. The Board of Directors of First Charter, MHC met quarterly. Board members received $500 for each board meeting attended.

The Company pays board members an annual retainer of $10,000 per year and committee chairmen also receive an additional retainer of $1,000 per year. Board members also receive $200 per board meeting attended and, other than employee directors, $200 per committee meeting attended. The Company has three standing committees: the Audit Committee, the Nominating & Corporate Governance Committee and the Personnel & Compensation Committee.

The directors of the Bank, other than the Chairman of the Board, receive an annual retainer of $8,000, and the Chairman of the Board of the Bank receives an annual retainer of $9,000. The directors also receive $500 for each board meeting attended and non-employee directors receive $200 for each committee meeting attended. Committee chairs also receive an additional $1,000 annual retainer.

Split Dollar Life Insurance Plans. The Bank entered into an endorsement split-dollar life insurance plan with each director, other than Curti M. Johnson and Edward D. Smith, to provide death benefits to each participant’s beneficiaries. The Bank purchased life insurance policies on the life of each participant in an amount sufficient to provide for the benefits under the plan. The participant has the right to designate the beneficiary who will receive the participant’s share of the proceeds payable upon the participant’s death. The policies are owned by the Bank which pays each premium due on the policies. Upon the death of a participant, the proceeds of the policies are divided between the participant’s beneficiary, who is entitled to $100,000 as of the participant’s date of death, and the Bank, which is entitled to the remainder of the death proceeds. Upon the occurrence of certain events specified in each plan, such as the participant’s termination of service with the Bank for any reason, total cessation of the Bank’s business, bankruptcy, receivership or dissolution of the Bank, receipt by the Bank of written notification from the participant to terminate the participation agreement, surrender, lapse, or other termination of the policy on the life of the participant by the Bank, the director’s participation in the plan will terminate and all death proceeds will be paid solely to the Bank.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10% of any registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% shareholders are required by regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on the Company’s review of copies of the reports it has received and written representations provided to it from the individuals required to file the reports, the Company believes that each of its executive officers and directors has complied with applicable reporting requirements for transactions in Charter Financial common stock during the fiscal year ended September 30, 2013.

Transactions with Certain Related Persons

During the year ended September 30, 2012 CharterBank paid approximately $148,000 to Hutchinson Traylor Insurance, of which director Smith is a 50% owner. In 2013, CharterBank paid Hutchinson Taylor less than $120,000. CharterBank purchases various insurance products through Hutchinson Traylor Insurance.

Federal law requires that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. Federal regulations adopted under this law permit executive officers and directors to receive the same terms that are widely available to other employees as long as the director or executive officer is not given preferential treatment compared to the other participating employees. Loans to executive officers must be approved by the full Board of Directors regardless of amounts.

CharterBank makes loans to its directors, executive officers and employees through an employee loan program. The program applies only to first or second mortgage loans on a primary or secondary residence, and provides for an origination fee of $500 compared to our usual origination fee of 1% of the amount of the loan. Except for the reduced origination fee, these loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features.

	Position	Nature of Transaction	Largest Aggregate Balance from 10/1/11 to 9/30/12	Interest Rate	Principal Balance 9/30/12	Principal Paid 10/1/11 to 9/30/12	Interest Paid 10/1/11 to 9/30/12

Curti M. Johnson	Director	1-4 family	$73,463.34	4.25%	$64,410.35	$9,052.81	$2,947.19
Curti M. Johnson	Director	Consumer	$6,025.03	5.75%	$5,136.25	$888.78	$325.20
Edward D. Smith	Director	1-4 family	$175,796.00	4.25%	$171,304.00	$4,492.00	$6,770.00
Edward D. Smith	Director	Commercial	$555,538.00	5.25%	$487,550.00	$67,988.00	$28,012.00
Edward D. Smith	Director	Commercial	$86,106.00	4.25%	$74,557.00	$11,550.00	$3,495.00

	Position	Nature of Transaction	Largest Aggregate Balance from 10/1/12 to 9/30/13	Interest Rate	Principal Balance 9/30/13	Principal Paid 10/1/12 to 9/30/13	Interest Paid 10/1/12 to 9/30/13

Curti M. Johnson	Director	1-4 family	$63,646.16	4.25%	$54,965.40	$9,445.13	$2,554.87
Edward D. Smith	Director	1-4 family	$170,907.42	4.25%	$166,200.85	$5,103.47	$7,181.77
Edward D. Smith	Director	Commercial	$487,616.37	4.25%	$400,969.34	$86,580.19	$19,909.06
Edward D. Smith	Director	Commercial	$74,616.38	4.25%	$61,212.33	$13,344.21	$2,969.34
Edward D. Smith*	Director	Commercial	$0.00	3.25%	$0.00	$0.06	$0.00

* Edward Smith has a commercial line of credit for $750,000 which was not drawn at any time during the fiscal year.

Policies and Procedures for Approval of Related Person Transactions. Pursuant to Charter Financial Corporation’s Policy and Procedures for Approval of Related Person Transactions, the Audit Committee periodically reviews, no less frequently than twice a year, a summary of transactions in excess of $50,000 with our directors, executive officers and their family members, for the purpose of determining whether the transactions are within our policies and should be ratified and approved. Additionally, pursuant to our Code of Ethics and Business Conduct, all of our executive officers and directors must disclose any existing or emerging conflicts of interest to our Chairman of the Board and Chief Executive Officer. Such potential conflicts of interest include, but are not limited to, the following: (i) our conducting business with or competing against an organization in which a family member of an executive officer or director has an ownership or employment interest and (ii) the ownership of more than 1% of the outstanding securities or 5% of total assets of any business entity that does business with or is in competition with us.

Nominating & Corporate Governance Committee Procedures

General

It is the policy of the Nominating & Corporate Governance Committee (“Nominating Committee”) of the Board of Directors of the Company to consider director candidates recommended by shareholders who appear to be qualified to serve on the Company’s Board of Directors. The Nominating Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Nominating Committee does not perceive a need to increase the size of the Board of Directors. To avoid the unnecessary use of the Nominating Committee’s resources, the Nominating Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Procedures to be Followed by Shareholders

To submit a recommendation of a director candidate to the Nominating Committee, a shareholder should submit the following information in writing to the main office of the Company, addressed to the Chairman of the Nominating & Corporate Governance Committee, care of the Corporate Secretary, 1233 O.G. Skinner Drive, P.O. Box 472, West Point, Georgia 31833:

●	A statement that the writer is a shareholder and is proposing a candidate for consideration by the Nominating & Corporate Governance Committee;

●

The name and address of the shareholder as they appear on the Company’s books, and number of shares of the Company’s common stock that are owned beneficially by the shareholder (if the shareholder is not a holder of record, appropriate evidence of the shareholder’s ownership will be required);

●

The name, address and contact information for the candidate, and the number of shares of common stock of the Company that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the candidate’s share ownership should be provided);

●	A statement of the candidate’s business and educational experience;

●	Such other information regarding the candidate as would be required to be included in the proxy statement pursuant to Securities and Exchange Commission Regulation 14A;

●	A statement detailing any relationship between the candidate and any customer, supplier or competitor of the Company;

●	Detailed information about any relationship or understanding between the proposing shareholder and the candidate; and

●	A statement that the candidate is willing to be considered and willing to serve as a Director if nominated and elected.

To be considered for nomination by the Board of Directors, the submission of a candidate for Director by a shareholder must be received by the Corporate Secretary at least 150 days prior to the anniversary date of the proxy statement relating to the preceding year’s annual meeting of shareholders.

Process for Identifying and Evaluating Nominees

The process that the Nominating Committee follows to identify and evaluate individuals to be nominated for election to the Board of Directors is as follows:

Identification. For purposes of identifying nominees for the Board of Directors, the Nominating Committee relies on personal contacts of the committee members and other members of the Board of Directors, as well as its knowledge of members of the communities served by CharterBank. The Nominating Committee will also consider director candidates recommended by shareholders in accordance with the policy and procedures set forth above. The Nominating Committee has not previously used an independent search firm to identify nominees.

Evaluation. In evaluating potential nominees, the Nominating Committee determines whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under certain criteria, which are described below. If such individual fulfills these criteria, the Nominating Committee will conduct a check of the individual’s background and interview the candidate to further assess the qualities of the prospective nominee and the contributions he or she would make to the Board of Directors.

Qualifications

The Nominating Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the Board of Directors. A candidate must meet certain basic eligibility requirements set forth in the Nominating Committee’s Criteria for Director Nominees, which include the following:

●

A person is not qualified to serve as director if he or she: (1) is under indictment for, or has ever been convicted of, a criminal offense involving dishonesty or breach of trust and the penalty for such offense could be imprisonment for more than one year, (2) is a person against whom a banking agency has, within the past ten years, issued a cease and desist order for conduct involving dishonesty or breach of trust and that order is final and not subject to appeal, or (3) has been found either by a regulatory agency whose decision is final and not subject to appeal or by a court to have (i) breached a fiduciary duty involving personal profit, or (ii) committed a willful violation of any law, rule or regulation governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency.

●

No person may serve on the Board of Directors and at the same time be a director or officer of another co-operative bank, credit union, savings bank, savings and loan association, trust company, bank holding company or banking association (in each case whether chartered by a state, the federal government or any other jurisdiction) that engages in business activities in the same market area as the Company or any of its subsidiaries.

Selection Considerations

If the candidate is deemed eligible for election to the Board of Directors, the Nominating Committee will consider the following additional criteria in selecting nominees, as described in more detail in the Nominating Committee’s Criteria for Director Nominees:

●	contribution to board;

●	experience;

●	familiarity with and participation in local community;

●	integrity;

●	shareholder interests and dedication; and

●	independence.

The Nominating Committee will also consider any other factors it deems relevant to a candidate’s nomination, including the extent to which the candidate helps the Board of Directors reflect the diversity of the Company’s shareholders, employees, customers and communities. We do not maintain a specific diversity policy, but the diversity of the Board of Directors is considered in our review of candidates. Diversity includes not only gender and ethnicity, but the various perspectives that come from having differing viewpoints, geographic and cultural backgrounds, and life experiences.

The Nominating Committee also may consider the current composition and size of the Board of Directors, the balance of management and independent directors, and the need for audit committee expertise. The Nominating Committee will maintain at least one director on the Board of Directors who meets the definition of “audit committee financial expert” under Securities and Exchange Commission regulations.

The Nominating Committee may weigh the foregoing criteria differently in different situations, depending on the composition of the Board of Directors at the time.

With respect to nominating an existing director for re-election to the Board of Directors, the Nominating Committee will consider and review an existing director’s board and committee attendance and performance; length of board service; experience, skills and contributions that the existing director brings to the board; and independence.

Submission of Business Proposals and Shareholder Nominations

Shareholder Proposals for Inclusion in Proxy Statement. In order to be eligible for inclusion in our proxy materials for our Annual Meeting of Shareholders in 2015, any shareholder proposal to take action at such meeting must be received at our executive office, 1233 O.G. Skinner Drive, West Point, Georgia 31833, no later than September 24, 2014. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

Advanced Notice of Nominations and Other Business to be Conducted at an Annual Meeting of Shareholders. The Company’s bylaws provide an advance notice procedure for certain business, or nominations to the board of directors, to be brought before an annual meeting of stockholders. Any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must submit written notice to the Company at least 80 days prior and not earlier than 90 days prior to such meeting. However, if less than 90 days’ notice or prior public disclosure of the date of the meeting is given to stockholders, such written notice must be submitted by a stockholder not later than the tenth day following the day on which notice of the meeting was mailed to stockholders or such public disclosure was made. No adjournment or postponement of a meeting of stockholders shall commence a new period for the giving of notice hereunder.

The notice with respect to stockholder proposals that are not nominations for director must set forth as to each matter such stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address of such stockholder as they appear on the Company’s books and of the beneficial owner, if any, on whose behalf the proposal is made; (iii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such stockholder and such beneficial owner; (iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business; and (v) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

The notice with respect to director nominations must include (i) as to each individual whom the stockholder proposes to nominate for election as a director, (A) all information relating to such person that would indicate such person’s qualification under Article 2, Section 12 of the Company’s bylaws, including an affidavit that such person would not be disqualified under the provisions of Article II, Section 12 of the bylaws and (B) all other information relating to such individual that is required to be disclosed in connection with solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, or any successor rule or regulation; and (ii) as to the stockholder giving the notice, (A) the name and address of such stockholder as they appear on the Company’s books and of the beneficial owner, if any, on whose behalf the nomination is made; (B) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such stockholder and such beneficial owner; (C) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder; (D) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and (E) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934 or any successor rule or regulation. Such notice must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected.

The 2015 annual meeting of stockholders is expected to be held on February 18, 2015. It is expected that advance written notice for certain business, or nominations to the board of directors, to be brought before the next annual meeting must be given to us no earlier than November 20, 2014 and no later than December 1, 2014. If notice is received before November 20, 2014 or after December 1, 2014, it will be considered untimely, and we will not be required to present the matter at the stockholders meeting.

Shareholder Communications

The Company encourages shareholder communications to the Board of Directors and/or individual directors. All communications from shareholders should be addressed to Charter Financial Corporation, 1233 O.G. Skinner Drive, West Point, Georgia 31833. Communications to the Board of Directors should be in the care of William C. Gladden, Corporate Secretary. Communications to individual directors should be sent to such director at the Company’s address. Shareholders who wish to communicate with a committee of the Board of Directors should send their communications to the care of the Chairperson of the particular committee, with a copy to the Chairperson of the Nominating & Corporate Governance Committee. It is in the discretion of the Nominating & Corporate Governance Committee whether any communication sent to the full Board of Directors should be brought before the full Board.

Miscellaneous

The Company will pay the cost of this proxy solicitation. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company. Additionally, directors, officers and other employees of the Company may solicit proxies personally or by telephone without receiving additional compensation.

The Company’s Annual Report to Shareholders has been included with this proxy statement. Any shareholder who has not received a copy of the Annual Report may obtain a copy by writing to the Corporate Secretary of the Company. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated by reference into this proxy statement.

If you and others who share your address own your shares in “street name,” your broker or other holder of record may be sending only one annual report and proxy statement to your address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a shareholder residing at such an address wishes to receive a separate annual report and proxy statement in the future, he or she should contact the broker or other holder of record. If you own your shares in “street name” and are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting your broker or other holder of record.

Whether or not you plan to attend the annual meeting, please vote by marking, signing, dating and promptly returning the enclosed proxy card in the enclosed envelope.

BY ORDER OF THE BOARD OF DIRECTORS

William C. Gladden
Corporate Secretary

West Point, Georgia

January 22, 2014

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SHAREHOLDER INFORMATION

Charter Financial stock trades on The NASDAQ Stock Market under the symbol CHFN.

Investor Relations Investor Relations Charter Financial Corporation PO Box 472 West Point, GA 31833	Independent Accountants Dixon Hughes Goodman LLP 225 Peachtree St, NE Suite 600 Atlanta, GA 30303	Stock Transfer Agent American Stock Transfer 59 Maiden Lane Plaza Level New York, NY 10038
www.charterbank.net (706)645-3202	www.dhgllp.com (404)575-8900	www.amstock.com (800)937.5449

For more information about CharterBank, our products, services and locations, please visit our web site at:

www.CharterBank.net

January 22, 2014

To all of our shareholders, new and old, thank you for investing in our company.

With last spring’s conversion from a mutual holding company to a full stock company, we have an interesting mix of new shareholders and long-term holders. It has been our pleasure to meet many of you and expand our circle over the last few months.

The second step stock conversion was the year’s big event, certainly, adding $143 million of new capital to the company. The valuation enabled existing shareholders to exchange each of their old shares for 1.25 new shares and the approximately 8% price appreciation since the new stock began trading in early April has rewarded new and old shareholders alike.

Meeting some of you at investor venues and others by phone, we have listened to your ideas. The biggest take-away is that the way we manage capital is critically important.

Last year, earnings per share grew 15% to $.30/share, driven primarily by lower credit and operating costs. Unfortunately, these improvements were partially offset by declining net interest income. Like many banks, we are flush with cash and need loan growth to deploy those funds to expand the net interest margin.

Historically, our credit performance has been strong relative to southeastern community banks. However, new loan demand is soft in most of our markets and the situation is worsened by too many banks competing for the few good loans. The net portfolio growth experienced late in the fiscal year was a welcome development and a hopeful sign for further recovery in the future.

If sluggish loan growth continues, southeastern bank mergers with more attractive valuations are likely to increase. While our capital puts us in a position to consider acquisitions, our experience says it must be the right kind of acquisition; one that strengthens EPS without significant book value dilution.

Patience is said to be a virtue. While industry capacity seeks equilibrium, we can boost EPS by repurchasing our stock when opportunities are favorable. Currently, we have a buy-back program authorized and underway.

Best Wishes,

Robert L. Johnson

Chairman and CEO

Corporate Center • 1233 O.G. Skinner Drive, West Point, Georgia 31833 • (706) 645-1391 • (800) 763-4444

ANNUAL MEETING OF SHAREHOLDERS OF

# CHARTER FINANCIAL CORPORATION

**February 19, 2014**

**GO GREEN**

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

**NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL**:
The Notice of Meeting, Proxy Statement, Annual Report to Shareholders and Proxy Card are available at www.chfnir.com

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20330304000000001000 4 021914

**THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE FIRST THREE LISTED PROPOSALS, AND A VOTE "FOR" THE ONE YEAR OPTION IN VOTING ON THE FOURTH PROPOSAL. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒**

1. The election as directors of all nominees listed (unless the "Withhold" or "For All Except" box is marked and the instructions below are complied with).

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:

○ Robert L. Johnson 2017 class
○ David Z. Cauble 2017 class
○ David L. Strobel 2017 class

**INSTRUCTIONS:** To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

| | FOR | AGAINST | ABSTAIN |
|---|---|---|---|
| 2. The ratification of the appointment of Dixon Hughes Goodman LLP as independent registered public accounting firm of Charter Financial Corporation for the fiscal year ending September 30, 2014. | ☐ | ☐ | ☐ |
| 3. An advisory non-binding resolution with respect to executive compensation matters. | ☐ | ☐ | ☐ |

| | 1 year | 2 years | 3 years | ABSTAIN |
|---|---|---|---|---|
| 4. An advisory non-binding vote on how frequently advisory votes on executive compensation should be held every: | ☐ | ☐ | ☐ | ☐ |

**This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy, properly signed and dated, will be voted "FOR" each of the first three proposals listed, and "FOR" the one year option on the fourth proposal. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxies in their judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting. This proxy also confers discretionary authority on the proxy committee of the Board of Directors to vote (1) with respect to the election of any person as director, where the nominees are unable to serve or for good cause will not serve and (2) matters incident to the conduct of the meeting.**

**I Will Attend Annual Meeting.** ☐

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

**Note:** Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder may sign, but only one signature is required. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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# REVOCABLE PROXY
# CHARTER FINANCIAL CORPORATION
# ANNUAL MEETING OF SHAREHOLDERS

**February 19, 2014**

**10:00 a.m., Eastern Time**

**THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS**

The undersigned hereby appoints the official proxy committee of Charter Financial Corporation (the "Company"), consisting of Thomas M. Lane and Edward D. Smith or either of them, with full power of substitution in each, to act as proxy for the undersigned, and to vote all shares of common stock of the Company which the undersigned is entitled to vote only at the Annual Meeting of Shareholders ("Annual Meeting") to be held on February 19, 2014 at 10:00 a.m., eastern time, at the CharterBank Corporate Center, 1233 O.G. Skinner Drive, West Point, Georgia, and at any and all adjournments thereof, with all of the powers the undersigned would possess if personally present at such meeting as follows:

**(Continued and to be signed on the reverse side)**

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